News Release

2901 Butterfield Road Oak Brook, Illinois 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date: February 28, 2002

Contact: Rick Fox, Inland Communications, Inc.

(630) 218-8000 Ext. 4896 or rfox@inlandgroup.com

INLAND RETAIL REAL ESTATE TRUST, INC. INCREASES DIVIDEND RATE TO $0.82 PER SHARE

(Oak Brook, Illinois) The Board of Directors of Inland Retail Real Estate Trust, Inc. has approved a one-cent increase in the company's annualized dividend rate, from $0.81 per share to $0.82 per share.

Inland Retail Real Estate Trust, Inc. is a publicly registered Real Estate Investment Trust (REIT), whose shares do not trade on an exchange. The company distributes dividends monthly. The increase in the dividend rate is effective to shareholders of record on April 1, 2002 and will be reflected in distribution checks mailed to stockholders in May 2002.

"We feel this dividend increase is appropriate and we will continue to review the rate to ensure it is in line with our FFO (Funds From Operation)," said Robert D. Parks, chairman and CEO. "This is the eighth dividend increase since the company began operations in February 1999. An 8.2% return speaks for itself when compared to recent market returns," he added.

Inland Retail Real Estate Trust owns 48 properties, most of which are neighborhood and community shopping centers totaling nearly seven million square feet of retail space in the southeastern United States. Many of the REIT's properties are grocery-anchored.

One of the business plans for Inland Retail Real Estate Trust calls for the future listing of shares on a national exchange or a merger with a listed company. More than $430 million in shares have been sold to date.

With the exception of historical information, the matters discussed herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Management cautions that these forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company's actual performance to be materially different from the future performance expressed or implied by these forward-looking statements. Examples of factors which could affect the company's performance are set forth under the heading "Risk Factors" in the company's prospectus dated February 11, 2001 and all supplements thereto, as filed with the Securities and Exchange Commission. You should not place undue reliance on any forward looking statements. This material is neither an offer to sell nor the solicitation of an offer to buy any security, which can be made only by the prospectus, filed or registered with the appropriate state and federal regulatory agencies.